UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

 PING IDENTITY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39056	81-2933383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 17th Street, Suite 100
Denver, CO 80202

(Address of principal executive offices)

(303) 468-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PING	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On August 2, 2022, Ping Identity Holding Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Polaris Holdings, LP, a Delaware limited partnership (“Parent”), and Project Polaris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Thoma Bravo Fund XV, L.P., a Delaware limited partnership (the “Fund”), and private equity fund managed by Thoma Bravo, L.P. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $28.50, without interest thereon (the “Per Share Price”), and (ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, in each case, as of immediately prior to the Effective Time, will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor.

Representations and Warranties and Covenants

The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Among other things, (i) the Company has agreed, subject to certain exceptions, to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and preserve intact in all material respects its significant commercial relationships with third parties, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, and not to take certain actions prior to the Effective Time without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and (ii) from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company agreed not to solicit or engage in discussions or negotiations regarding any alternative business combination transaction.

Treatment of Company Equity Awards and Company Employee Stock Purchase Plan (“Company ESPP”)

Each Company stock option that is outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested (a “Company Option”), will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the per share exercise price of such Company Option.

Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled automatically at the Effective Time for no consideration.

Each award of restricted stock units (“RSUs”) of the Company that is outstanding as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) (a “Vested Company RSU”) will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time.

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Each award of Company RSUs that is outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) will automatically, at the Effective Time, be cancelled and converted into and will become the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms.

Each award of performance-based restricted stock units of the Company (“Company PSUs”) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Transactions (including any Company PSUs for which the applicable vesting condition is met prior to or as a result of the consummation of the Transactions) (a “Vested Company PSU”) will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time.

Each award of Company PSUs that is outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (an “Unvested Company PSU”) will automatically, at the Effective Time, be cancelled and converted into and will become the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time with any performance metrics deemed achieved at target levels of performance (the “Cash Replacement Company PSU Amounts”). All Cash Replacement Company PSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to its terms.

As soon as practicable following August 2, 2022, the Company will ensure that (i) except for the offering period in effect as of such date, no new offering periods will be authorized or commenced under the Company ESPP, (ii) no new participants will commence participation in the Company ESPP, (iii) no participant will be permitted to increase such participant’s payroll deduction election or contribution rates, and (iv) each purchase right outstanding under the Company ESPP as of August 2, 2022 will be exercised no later than three business days prior to the Effective Time, with participants’ accumulated contributions used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on such final exercise date and with the Company ESPP to be terminated effective as of immediately prior to the Effective Time. All shares of Company Common Stock purchased on the final exercise date under the Company ESPP will be cancelled at the Effective Time and converted into the right to receive the Per Share Price.

Closing Conditions

The closing of the Merger (the “Closing”) is conditioned on certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding Company Common Stock, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act, (iii) certain other approvals and clearances by government authorities, and (iv) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the Transactions and the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

Termination Rights

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) if the Merger is not consummated by 11:59 p.m., New York City time, on March 2, 2023 (subject to an extension until August 2, 2023 under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case, the “Termination Date”), which may be extended to February 2, 2024 in certain circumstances, (ii) if the required approval by a majority of the Company’s stockholders is not obtained, (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the conditions to the Closing set forth in the Merger Agreement to not be satisfied and fails to cure such breach, or (iv) if any judgment, law or order prohibiting the Merger or the Transactions has become final and non-appealable. In addition, (x) subject to compliance with certain terms of the Merger Agreement, the Merger Agreement may be terminated by the Company (prior to obtaining the required Company stockholder approval) in order to enter into a definitive agreement providing for a superior proposal, (y) the Merger Agreement may be terminated by the Company (A) if all conditions of Parent and Merger Sub to consummate the Closing are satisfied or waived, (B) Parent fails to consummate the Merger three business days after the first date on which it is required to consummate the Closing pursuant to the Merger Agreement and (C) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing and (z) the Merger Agreement may be terminated by Parent if the Company’s board of directors changes its recommendation.

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Termination Fee

If (i) the Merger Agreement is validly terminated by (x) Parent or the Company, if the Merger has not occurred by the Termination Date (provided that all conditions to Closing, other than approval of the Merger by a majority of the Company’s stockholders, have been satisfied or waived at the Termination Date), (y) Parent or the Company, if the Company fails to obtain the required approval of the Merger by a majority of the Company’s stockholders or (z) Parent, due to the Company’s uncured breach of its representations, warranties and covenants set forth in the Merger Agreement, (ii) prior to such termination, a third party publicly announces and does not withdraw a proposal for an alternative control transaction with the Company, and (iii) within one year following such termination, the Company enters into a definitive agreement providing for an alternative control transaction, the Company will be required to pay Parent a termination fee equal to $78,000,000 (the “Company Termination Fee”). The Company is also required to pay the Company Termination Fee if (i) Parent terminates the Merger Agreement because the board of directors of the Company changes its recommendation regarding the Merger or (ii) if, prior to obtaining the required approval by a majority of the Company’s stockholders, the Company terminates the Merger Agreement to enter into a definitive agreement providing for an alternative control transaction the board of directors of the Company deems to be superior to the Transactions, and the Company has not materially breached its non-solicitation covenant with respect to such superior proposal. If the Merger Agreement is validly terminated and the Company Termination Fee is payable by the Company to Parent in accordance with its terms, then, in addition to the Company Termination Fee, the Company will be required to pay to Parent an amount equal to the sum of all Parent’s and Merger Sub’s documented and reasonable out-of-pocket expenses in connection with the Merger, such amount not to exceed $1,500,000.

The foregoing description of the Merger Agreement and the Transactions is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated by reference herein. The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, investors should read the Merger Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the U.S. Securities and Exchange Commission (the “SEC”).

Financing Commitment

Parent and Merger Sub have secured committed financing which is subject to customary terms and conditions, consisting of equity financing from the Fund, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Equity Financing). Parent has committed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter entered into with the Fund.

The Fund has provided a limited guarantee in favor of the Company to guarantee, subject to certain limitations, the payment of reasonable out-of-pocket fees, cost and expenses incurred by the Company in connection with any suit contemplated by, and solely to the extent reimbursable under the Merger Agreement, and any monetary damages (subject to a cap of $193,500,000).

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Voting Agreement

In connection with the consummation of the transactions contemplated by the Merger Agreement, certain stockholders of the Company have executed a voting agreement (the “Voting Agreement”) in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Company Common Stock owned by them, collectively constituting approximately 9.7% of the Company’s outstanding common stock, in favor of the approval and adoption of the Merger Agreement.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 8.01	Other Events.

As described in Item 1.01 above, on August 2, 2022, the Company entered into the Merger Agreement.

Also on August 3, 2022, the Company issued an employee letter from Andre Durand, Founder and Chief Executive Officer of the Company, to all of the Company’s employees. A copy of the employee letter is attached hereto as Exhibit 99.2 to this report and incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains and the Company’s other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company Common Stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and reductions in IT and identity spending; (xv) uncertainty as to timing of completion of the proposed Merger; and (xv) other risks described in the Company’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.pingidentity.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at investor@pingidentity.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2022 annual proxy statement filed with the SEC on March 21, 2022, and in the related amendment filed on April 20, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, by and among Ping Identity Holding Corp., Project Polaris Holdings, LP and Project Polaris Merger Sub, Inc., dated as of August 2, 2022.*
10.1	Voting Agreement, by and among Project Polaris Holdings, LP, Ping Identity Holding Corp., Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P. and VEPF VI FAF, L.P..
99.2	Employee Letter.
104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PING IDENTITY HOLDING CORP.

Date: August 3, 2022	By:	/s/ Shalini Sharma
Name: Shalini Sharma
Title: Chief Legal Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PROJECT POLARIS HOLDINGS, LP,

PROJECT POLARIS MERGER SUB, INC.

and

PING IDENTITY HOLDING CORP.

Dated as of August 2, 2022

TABLE OF CONTENTS

Page

Article I DEFINITIONS & INTERPRETATIONS		2
1.1	Certain Definitions	2
1.2	Index of Defined Terms	14
1.3	Certain Interpretations	17

Article II THE MERGER		18
2.1	The Merger	18
2.2	The Effective Time	18
2.3	The Closing	19
2.4	Effect of the Merger	19
2.5	Certificate of Incorporation and Bylaws	19
2.6	Directors and Officers	19
2.7	Effect on Capital Stock	19
2.8	Equity Awards and Company ESPP	21
2.9	Exchange of Certificates	24
2.10	No Further Ownership Rights in Company Common Stock	27
2.11	Lost, Stolen or Destroyed Certificates	27
2.12	Required Withholding	27

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27
3.1	Organization; Good Standing	28
3.2	Corporate Power; Enforceability	28
3.3	Company Board Approval; Fairness Opinion; Anti-Takeover Laws	28
3.4	Requisite Stockholder Approval	29
3.5	Non-Contravention	29
3.6	Requisite Governmental Approvals	29
3.7	Company Capitalization	30
3.8	Subsidiaries	31
3.9	Company SEC Documents	31
3.10	Company Financial Statements; Internal Controls; Indebtedness	32
3.11	No Undisclosed Liabilities	33
3.12	Absence of Certain Changes	33
3.13	Material Contracts	33
3.14	Real Property	34
3.15	Environmental Matters	34
3.16	Intellectual Property	34
3.17	Tax Matters	36
3.18	Employee Benefits	38
3.19	Labor Matters	39
3.20	Compliance with Laws	40
3.21	Data Privacy	40
3.22	Legal Proceedings; Orders	41
3.23	Insurance	41

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3.24	Anti-Corruption Compliance	41
3.25	Sanctions	41
3.26	Compliance with Export/Import Laws	42
3.27	Brokers	42
3.28	Company Information	42
3.29	No Other Representations or Warranties	43

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43
4.1	Organization; Good Standing	43
4.2	Corporate Power; Enforceability	43
4.3	Non-Contravention	43
4.4	Requisite Governmental Approvals	44
4.5	No Foreign Person	44
4.6	Legal Proceedings; Orders	44
4.7	Ownership of Company Common Stock	44
4.8	Brokers	45
4.9	Operations of Parent and Merger Sub	45
4.10	No Parent Vote or Approval Required	45
4.11	Guarantee	45
4.12	Financing	45
4.13	Stockholder and Management Arrangements	47
4.14	Solvency	47
4.15	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	48
4.16	Parent and Merger Sub Information	48
4.17	No Other Representations or Warranties	48

Article V INTERIM OPERATIONS OF THE COMPANY		49
5.1	Affirmative Obligations	49
5.2	Forbearance Covenants	49
5.3	No Solicitation	53
5.4	No Control of the Other Party’s Business	56

Article VI ADDITIONAL COVENANTS		57
6.1	Required Action and Forbearance; Efforts	57
6.2	Antitrust and Regulatory Matters	58
6.3	Proxy Statement and Other Required SEC Filings	61
6.4	Company Stockholder Meeting	62
6.5	Equity Financing	63
6.6	Financing Cooperation	63
6.7	Anti-Takeover Laws	67
6.8	Access	67
6.9	Section 16(b) Exemption	68
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	68
6.11	Employee Matters	71
6.12	Obligations of Merger Sub	72

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6.13	Public Statements and Disclosure	73
6.14	Transaction Litigation	73
6.15	Stock Exchange Delisting; Deregistration	73
6.16	Additional Agreements	73
6.17	Parent Vote	74
6.18	Certain Arrangements	74
6.19	Notification of Certain Matters	74
6.20	Tax Ruling	74

Article VII CONDITIONS TO THE MERGER		75
7.1	Conditions to Each Party’s Obligations to Effect the Merger	75
7.2	Conditions to the Obligations of Parent and Merger Sub	76
7.3	Conditions to the Company’s Obligations to Effect the Merger	76

Article VIII TERMINATION, AMENDMENT AND WAIVER		77
8.1	Termination	77
8.2	Manner and Notice of Termination; Effect of Termination	79
8.3	Fees and Expenses	79
8.4	Amendment	82
8.5	Extension; Waiver	82

Article IX GENERAL PROVISIONS		83
9.1	Survival of Representations, Warranties and Covenants	83
9.2	Notices	83
9.3	Assignment	84
9.4	Confidentiality	85
9.5	Entire Agreement	85
9.6	Third Party Beneficiaries	85
9.7	Severability	85
9.8	Remedies	86
9.9	Governing Law	87
9.10	Consent to Jurisdiction	87
9.11	WAIVER OF JURY TRIAL	88
9.12	No Recourse	88
9.13	Company Disclosure Letter References	88
9.14	Counterparts	88

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Certificate of Incorporation of the Company

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 2, 2022, by and among Project Polaris Holdings, LP, a Delaware limited partnership (“Parent”), Project Polaris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ping Identity Holding Corp., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A.            The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B.            Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a guarantee (the “Guarantee”) from Thoma Bravo Fund XV, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain payment obligations of Parent and Merger Sub in connection with this Agreement.

D.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Specified Stockholders are entering into a Voting Agreement with Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”).

E.            Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1          Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)            “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b)            “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c)            “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)             any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)            any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board);

(iii)           any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 20% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv)           any combination of the foregoing.

(d)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, none of the Specified Stockholders or any investment funds or investment vehicles affiliated with or under common management with the Specified Stockholders, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Specified Stockholders or any other Person that would otherwise be an Affiliate of the Specified Stockholders pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries.

(e)            “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)            “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 24, 2022.

(g)            “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h)            “Bylaws” means the Amended and Restated Bylaws of the Company.

(i)            “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(j)            “Charter” means the Third Amended and Restated Certificate of Incorporation of the Company.

(k)            “Code” means the Internal Revenue Code of 1986.

(l)            “Company Board” means the Board of Directors of the Company.

(m)           “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(n)            “Company Credit Agreement” means the Credit Agreement, dated as of November 23, 2021, as amended from time to time, among, inter alios, Ping Identity Corporation, Roaring Fork Intermediate, LLC, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, and all pledge, security and other agreements and documents related thereto.

(o)            “Company Equity Awards” means, collectively, the Company Options, the Company PSUs and the Company RSUs.

(p)            “Company ESPP” means the Ping Identity Holding Corp. 2022 Employee Stock Purchase Plan, as amended from time to time.

(q)            “Company Indebtedness” means, collectively, debt outstanding under the Company Credit Agreement.

(r)            “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries and used in or necessary for the business.

(s)            “Company Material Adverse Effect” means any change, event, effect or development that, (A) individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) solely as applied to the representations and warranties set forth in Sections 3.1, 3.5 and 3.6, would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided, that, none of the following, and no conditions, changes, events, effects or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)             general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii)             conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)           conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv)           any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberterrorism, cyber-attacks by or sponsored by a Governmental Authority, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v)            earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi)           the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any such resulting employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5);

(vii)          the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to the express terms of this Agreement;

(viii)         any action taken or refrained from being taken, in each case to which Parent has, in writing, approved or consented to following the date of this Agreement, any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action expressly restricted or prohibited by this Agreement;

(ix)            changes or proposed changes in GAAP or other accounting standards, in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x)             any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world; provided, that COVID-19, any evolutions or mutations thereof and COVID-19 Measures shall be exclusively covered by clause (xi) below;

(xi)            COVID-19 and any evolutions or mutations thereof and any COVID-19 Measures;

(xii)           any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine);

(xiii)         any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv)         any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred solely to the extent not otherwise excluded hereunder);

(xv)          the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xvi)         any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xvii)        the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business;

(xviii)       any breach by Parent or Merger Sub of this Agreement; and

(xix)          the matters set forth in Section 3.12 of the Company Disclosure Letter;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x) and (xii), to the extent that such conditions, changes, events, effects or developments have had a materially disproportionate adverse effect on the Company relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(t)            “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(u)            “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(v)            “Company PSUs” means awards of performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(w)            “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(x)            “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(y)            “Company Stock Plans” means the Ping Identity Holding Corp. 2016 Stock Option Plan and the Ping Identity Holding Corp. Omnibus Incentive Plan, the Company ESPP and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(z)            “Company Stockholders” means the holders of shares of Company Common Stock.

(aa)          “Company Termination Fee” means an amount equal to $78,000,000.

(bb)         “Computer Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, computer systems, and Software, including any information technology, or computer systems that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(cc)          “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.

(dd)          “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ee)          “Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ff)           “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(gg)         “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(hh)          “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republics.

(ii)            “DOJ” means the United States Department of Justice or any successor thereto.

(jj)            “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus, and other similar material plan, program, agreement or arrangement (whether or not in writing) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any current or potential liability, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority.

(kk)          “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land), pollution, or the release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Substance.

(ll)            “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(mm)       “ERISA” means the Employee Retirement Income Security Act of 1974.

(nn)         “ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(oo)         “Exchange Act” means the Securities Exchange Act of 1934.

(pp)         “Foreign Regulatory Law” means any applicable requirements of the Antitrust Laws or foreign direct investment or similar applicable law of any jurisdiction outside of the United States.

(qq)         “FTC” means the United States Federal Trade Commission or any successor thereto.

(rr)           “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(ss)          “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(tt)           “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(uu)         “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(vv)         “Hazardous Substance” means any toxic or hazardous material, substance or waste, or pollutant or contaminant, defined or regulated under Environmental Laws.

(ww)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(xx)          “Intellectual Property” means: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in Software, trade secrets and confidential information; and (v) any other intellectual property or proprietary rights anywhere in the world.

(yy)         “Intervening Event” means any change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof.

(zz)          “ITA” means the Israel Tax Authority.

(aaa)       “ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and all rules and regulations promulgated thereunder.

(bbb)      “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of (x) the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, in each case after reasonable inquiry of such individual’s direct reports and (y) the Chief Administrative Officer and the Chief Information Security Officer.

(ccc)        “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(ddd)       “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(eee)        “Material Contract” means any of the following Contracts:

(i)              any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)             any Contract which is not terminable for convenience by the counterparty upon notice of ninety days or less containing any covenant or other provision restricting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or in any business with any Person or (B) pursuant to any “most favored nation”, “exclusivity” or similar provisions, which restriction, in the case of each of clauses (A) and (B), either (x) is material to the Company and its Subsidiaries, taken as a whole, or (y) would so restrict Parent or any of its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries) from and after the Closing (irrespective of materiality);

(iii)            any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iv)            with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2021 was one of the twenty (20) largest sources of annual recurring revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(v)             with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2021, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(vi)            relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $10 million (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company); and

(vii)          any Contract that involves a material joint venture, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5 million during the Company’s 2021 fiscal year (excluding distribution or resale agreements entered in the ordinary course of business).

(fff)         “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(ggg)      “Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which Software is licensed as “free software” or “open source software” by the Free Software Foundation.

(hhh)       “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(iii)           “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (viii) any license, option, or covenant of, or other contractual obligation with respect to, any Intellectual Property; (ix) liens pursuant to any Company Indebtedness; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) matters that would be disclosed by an accurate survey or inspection of the Real Property; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(jjj)           “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(kkk)       “Proprietary Software” means all Software owned by the Company or any of its Subsidiaries and from which the Company or any of its Subsidiaries is currently deriving revenue from the sale or license thereof.

(lll)          “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(mmm)   “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f) and Section 6.6(g).

(nnn)      “Sanction(s)” means any sanction administered or enforced by the United States government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.

(ooo)      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ppp)      “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(qqq)      “Section 102” means section 102 of the ITO.

(rrr)         “Section 102 Options” means Company Options granted and subject to tax pursuant to Section 102(b)(2) and Section 102(b)(3) of the ITO.

(sss)       “Section 102 PSUs” means Company PSUs granted and subject to tax pursuant to Section 102(b)(2) and Section 102(b)(3) of the ITO.

(ttt)         “Section 102 RSUs” means Company RSUs granted and subject to tax pursuant to Section 102(b)(2) and Section 102(b)(3) of the ITO.

(uuu)      “Section 102 Securities” means Section 102 Options, Section 102 RSUs, Section 102 PSUs and Section 102 Shares.

(vvv)      “Section 102 Shares” means shares of Company Common Stock issued upon exercise or settlement of Section 102 Options, Section 102 RSUs, Section 102 PSUs or other awards subject to Section 102.

(www)    “Section 102 Trustee” means the Israeli trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Section 102 Securities.

(xxx)        “Section 3(i)” means section 3(i) of the ITO.

(yyy)       “Section 3(i) Options” means Company Options granted and subject to tax pursuant to Section 3(i).

(zzz)         “Section 3(i) PSUs” means Company PSUs granted and subject to tax pursuant to Section 3(i).

(aaaa)      “Section 3(i) RSUs” means Company RSUs granted and subject to tax pursuant to Section 3(i).

(bbbb)    “Section 3(i) Securities” means Section 3(i) Options, Section 3(i) RSUs and Section 3(i) PSUs.

(cccc)     “Securities Act” means the Securities Act of 1933.

(dddd)    “Software” means all computer software, applications and software code (in any format, including object code or source code), software implementations of algorithms, models and methodologies, and related documentation and materials.

(eeee)     “Specified Acquisition” means any acquisition of a business or of assets or equity of any Person (whether by merger, consolidation, acquisition of equity, acquisition of assets or otherwise), if such acquisition would reasonably be expected to (i) prevent, materially delay or materially impede (x) the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger, (y) the receipt of any approvals, clearances or expirations of waiting periods as set forth in Section 7.1(b)(ii)(2) of the Company Disclosure Letter, (ii) materially increase the risk of any Governmental Authorities seeking or entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions or (iii) result in a requirement to obtain additional, secondary or supplementary clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, or other authorizations pursuant to the HSR Act or any Foreign Regulatory Laws (other than those authorizations set forth in Section 7.1(b) of the Company Disclosure Letter) in connection with the Merger or the Transactions, which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.

(ffff)        “Specified Stockholders” means Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P. and VEPF VI FAF, L.P.

(gggg)     “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(hhhh)     “Superior Proposal” means any Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement, the Equity Commitment Letter or the terms of the Debt Financing made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(iiii)            “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(jjjj)           “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(kkkk)       “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement or the Equity Commitment Letter.

(llll)           “Transactions” means the Merger, the Equity Financing and the other transactions contemplated by this Agreement.

(mmmm)   “Vested Company PSUs” means a Company PSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (including for the avoidance of doubt, any Company PSUs, if any, for which the applicable vesting condition is met prior to or as a result of the consummation of the Transactions).

(nnnn)      “Vested Company RSUs” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(oooo)      “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement.

1.2          Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
102 Trustee Amounts	2.8(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Annual Bonus	6.11(e)
Anti-Money Laundering Laws	3.25
Capex Budget	5.2(k)
Capitalization Date	3.7(a)
Cash Replacement Company PSU Amounts	2.8(c)(ii)
Cash Replacement Company RSU Amounts	2.8(b)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Incentive Plan	6.11(e)
Company Related Parties	8.3(f)(ii)
Company SEC Documents	Article III
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Continuation Period	6.11(c)
Copyrights	1.1(xx)
D&O Insurance	6.10(c)
Data Protection Requirements	3.21
Debt Financing	6.6(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(e)
Equity Award Holders	2.8(d)
Equity Commitment Letter	4.12(a)
Equity Financing	4.12(a)
Expense Amount	8.3(c)
Export/Import Laws	3.26
FCPA	3.24
Final Exercise Date	2.8(e)
Foreign Employee Plan	3.18(g)
Foreign Regulatory Consents	6.2(a)
Guarantee	Recitals
Guarantor	Recitals

Term	Section Reference
Indemnified Person	6.10(a)
Interim Options Tax Ruling	6.20
IP Contracts	3.16(d)
Israeli Subsidiaries	3.19(b)
Lease	3.14
Leased Real Property	3.14
Marks	1.1(xx)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.18(b)
New Plan	6.11(d)
Notice Period	5.3(c)(ii)(A)
Old Plans	6.11(d)
Option Consideration	2.8(a)
Options Tax Ruling	6.20
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14
Parent	Preamble
Parent Liability Limitation	8.3(f)(i)
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(xx)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff Letters	6.6(c)(i)
Per Share Price	2.7(a)(ii)
Personal Information	3.21
Proxy Statement	6.3(a)
Real Property	3.14
Representatives	6.6(e)
Requisite Stockholder Approval	3.4
Sanctioned Persons	3.25
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Company PSU	2.8(c)(ii)
Unvested Company RSU	2.8(b)(ii)
Vested Equity Award Consideration	2.8(c)(i)
Vested PSU Consideration	2.8(c)(i)
Vested RSU Consideration	2.8(b)(i)
Voting Agreement	Recitals

1.3          Certain Interpretations.

(a)            When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)            When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)            Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)            When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)            When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)            Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)             Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j)            References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k)            All accounting terms used herein will be interpreted in accordance with GAAP.

(l)            The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)          The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)           The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)           Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.datasite.com; or (ii) delivered or provided to Parent or its Affiliates or their respective Representatives who are involved in the negotiation of the Transactions, in each case at any time prior to twelve hours in advance of the execution and delivery of this Agreement.

(p)            All references to time shall refer to New York City time unless otherwise specified.

Article II
THE MERGER

2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2         The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3           The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, that under no circumstances shall the Closing occur prior to forty-five days after the date of this Agreement without the prior written consent of Parent and Merger Sub exercised in their sole discretion (and, if the Closing would have otherwise occurred prior to such date, then Closing shall on occur on the first Business Day thereafter). The date on which the Closing occurs is referred to as the “Closing Date.”

2.4           Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5           Certificate of Incorporation and Bylaws.

(a)            Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b)            Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6           Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7           Effect on Capital Stock.

(a)            Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)              each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)            each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $28.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii)           each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)            Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)            Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. For purposes of this Section 2.7(c), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares, and Parent may offer comments or suggestions with respect to such demands but, prior to the Effective Time, will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8          Equity Awards and Company ESPP.

(a)            Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Option Consideration”). Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(b)            Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)             Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration”); provided, that to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)            Unvested Company RSUs. Each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(c)            Company PSUs. At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)             Vested Company PSUs. Each Vested Company PSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time (the “Vested PSU Consideration,” together with the Option Consideration and the Vested RSU Consideration, the “Vested Equity Award Consideration”); and provided, that to the extent any such amount relates to a Vested Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)            Unvested Company PSUs. Each Company PSU outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (an “Unvested Company PSU”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company PSU as of immediately prior to the Effective Time (the “Cash Replacement Company PSU Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which such Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof); provided, that to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at target levels of performance effective as of the Effective Time, to be measured, without any pro-ration, by the compensation committee of the Company Board as of immediately prior to the Effective Time. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including, with respect to time-based vesting) as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

(d)            Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Equity Award Consideration owed to all holders of Company Options, Vested Company RSUs and Vested Company PSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than the first regularly scheduled payroll date that is no less than five Business Days after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Options, Vested Company RSUs and Vested Company PSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12. Notwithstanding anything to the contrary in this Section 2.8(d) (and, with respect to the Section 102 Shares, if any, also Section 2.9 below), the Option Consideration payable pursuant to Section 2.8(a) with respect to Section 102 Options and Section 3(i) Options (if any), the Vested RSU Consideration and Cash Replacement Company RSU Amounts payable pursuant to Sections 2.8(b)(i)-(ii) with respect to Section 102 RSUs and Section 3(i) RSUs (if any), the Vested PSU Consideration and Cash Replacement Company PSU Amounts payable pursuant to Sections 2.8(c)(i)-(ii) with respect to Section 102 PSUs and Section 3(i) PSUs (if any) and the consideration payable pursuant to Section 2.7 with respect to Section 102 Shares (collectively, the “102 Trustee Amounts”) shall be paid (either directly or indirectly) to the Section 102 Trustee for the benefit of the beneficial owners thereof, who shall pay out the 102 Trustee Amounts, as applicable, and withhold the applicable tax either directly or through the applicable Israeli Subsidiary of the Company, in each case in accordance with the provisions of Section 102 or Section 3(i), as applicable, the Interim Options Tax Ruling, if obtained, and the Options Tax Ruling, if obtained.

(e)            Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than three Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(f)            Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Company Options, Unvested Company RSUs and Unvested Company PSUs and to effectuate the treatment of the Company ESPP upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9          Exchange of Certificates.

(a)            Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)            Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request (for the avoidance of doubt, the Company will not be required to repatriate any cash or incur any Taxes, costs or expenses in connection with this Section 2.9(b)); provided further, for the avoidance of doubt, that the foregoing shall not limit in any respect Parent’s obligation to consummate the Equity Financing and fund the payment of all amounts payable pursuant to this Article II at the Closing by the Company, Parent or Merger Sub. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c)            Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d)            DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e)            Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f)            No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)            Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10         No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11        Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12        Required Withholding.

(a)            Each of the Payment Agent, the Section 102 Trustee, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, Company RSUs and Company PSUs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

(b)            Any payments made to holders of Section 102 Shares and/or shares of Company Common Stock issued upon the exercise of Section 3(i) Securities will be subject to deduction or withholding of Israeli Tax under the ITO on the sixteenth day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth day of the calendar month following the month during which the Closing occurs, the Options Tax Ruling (or the Interim Options Tax Ruling) shall have been obtained providing for no withholding of Israeli Tax, in which case applicable Taxes required to be deducted or withheld shall be deducted or withheld in accordance with the Options Tax Ruling (or the Interim Options Tax Ruling).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after December 31, 2020 (the “Company SEC Documents”) (other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1          Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2          Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3          Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)            Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”).

(b)            Fairness Opinion. The Company Board has received from Goldman Sachs & Co. LLC an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions set forth therein, the Per Share Price to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)            Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law or any provision of the Charter will not be applicable to the Merger or the transactions contemplated by the Voting Agreement.

3.4          Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5          Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6          Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable Foreign Regulatory Laws and obtaining approval with respect thereto; and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7          Company Capitalization.

(a)            Capital Stock. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock; and (ii) 50,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on August 1, 2022 (such time and date, the “Capitalization Date”), (A) 85,925,494 shares of Company Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in clauses (i) through (iv) of the second sentence of Section 3.7(b)); and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)            Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 30,119,271 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 2,562,364 shares of Company Common Stock with a weighted average exercise price of $9.53 per share (excluding Company Options outstanding under the Company ESPP); (ii) 5,959,939 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 972,478 shares of Company Common Stock subject to outstanding Company PSUs (assuming achievement of target levels of performance, which amount increases to 1,660,640 shares of Company Common Stock if maximum levels are assumed); and (iv) 122,562 shares of Company Common Stock reserved for purchase under the Company ESPP with respect to the current offering period. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c)            Company Equity Awards. Section 3.7(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Equity Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Equity Award, the employee number of the holder of such Company Equity Award, the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), and, to the extent applicable, the per share exercise price of such Company Equity Award and the expiration date.

(d)            Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e)            Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

3.8           Subsidiaries.

(a)            Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

3.9          Company SEC Documents. Since December 31, 2020 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished by the Company with the SEC.

3.10        Company Financial Statements; Internal Controls; Indebtedness.

(a)            Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)            Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2021 (nor has any such material weakness been identified since such date through the date hereof).

(c)            Internal Controls. Since December 31, 2021 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries.

3.11        No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business; and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12        Absence of Certain Changes.

(a)            Since March 31, 2022 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures).

(b)            Since March 31, 2022 through the date hereof, there has not been any effect, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13        Material Contracts.

(a)            List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b)            Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14        Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens, except Permitted Liens; (b) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property and material Leased Real Property.

3.15        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all applicable Environmental Laws and hold and are in compliance with all Environmental Permits, (ii) since December 31, 2020 to the date of this Agreement (or earlier if unresolved), no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (iv) to the Knowledge of the Company, there has been no release of Hazardous Substances on Real Property owned or operated by the Company or any of its Subsidiaries so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16        Intellectual Property.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of all Company Registered Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable and (ii) the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Intellectual Property is subject to any pending Legal Proceeding or outstanding legal order to which the Company or any of its Subsidiaries is a named party restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries.

(c)            The Company or one of its Subsidiaries owns and has good and valid legal title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens), and the Company or one of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses sufficient rights to use, all material Intellectual Property used in or necessary to their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.16(c) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.16(e) below.

(d)            Section 3.16(d) of the Company Disclosure Letter sets forth a true and correct list of all material Contracts: (i) to which the Company or any of its Subsidiaries is granted a right or license to use the Intellectual Property of a third Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses to generally commercially available software and technology; (c) agreements with employees, contractors or consultants of the Company or any of its Subsidiaries; (d) license that is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something other than such license; and (e) Open Source Software licenses; (ii) pursuant to which the Company or any of its Subsidiaries grants to a third Person any license to use any Company Intellectual Property other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses (including software as a service or “SaaS” license) granted in the ordinary course of business; and (c) non-exclusive licenses of Proprietary Software; (iii) that restrict the Company or any of its Subsidiaries from using, registering or enforcing any material Company Intellectual Property in any material respect; or (iv) entered into to settle any material Company Intellectual Property-related dispute, such as settlement agreements, coexistence agreements, covenant not to sue agreements (all such Contracts, the “IP Contracts”).

(e)            To the Knowledge of the Company, as of the date of this Agreement, no Legal Proceedings are pending or threatened by any Person against the Company or any of its Subsidiaries, and during the prior two year period, neither the Company nor any of its Subsidiaries has received written notice from any Person, in each case alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries (including the use, manufacture, distribution, license, or sale of the Proprietary Software) does not infringe, misappropriate or violate and in the prior two year period has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(g)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains commercially reasonable practices to protect the confidentiality of trade secrets and any confidential information owned by it. All current employees, consultants and contractors of the Company or any of its Subsidiaries who have developed material Intellectual Property for or on behalf of the Company or any such Subsidiary have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s rights in and to such Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own, lease, license or otherwise have the right to use all Computer Systems currently used in the conduct of their businesses, and such Computer Systems are reasonably sufficient for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries takes commercially reasonable measures to protect the integrity of the Computer Systems in the operational control of the Company or any of its Subsidiaries and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last two years, with respect to any of the Computer Systems, there has not been any failure or outages that have caused a material disruption to the businesses of the Company and its Subsidiaries, taken as a whole, or that have not been remedied or replaced in all material respects.

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proprietary Software that is licensed by the Company or any of its Subsidiaries to any Person uses any Open Source Software that, pursuant to the terms of the Open Source Software’s applicable license: requires (or purports to require) the Company or any of its Subsidiaries to (i) distribute or otherwise make available the source code for any Proprietary Software; (ii) license any Proprietary Software for the purposes of making derivative works thereof; (iii) license the source code of any Proprietary Software at no cost; or (iv) grant any rights or immunities in, to or under any Company Intellectual Property, in each case of subsections (i) through (iv), other than such item of Open Source Software in its unmodified form. Each of the Company and its Subsidiaries is and has been, in the prior two-year period, in compliance with the terms and conditions of all licenses for such Open Source Software and neither the Company nor any of its Subsidiaries has received a written notice from any Person to disclose, distribute or license any source code from any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17        Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete.

(b)            The Company and each of its Subsidiaries have paid, or have adequately reserved for the payment of, all Taxes that are required to be paid by it (whether or not shown as due on any Tax Return); the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements.

(c)            Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other third Persons (and paid over any amounts withheld to the appropriate Taxing authority) all Taxes required to be paid or withheld.

(d)            Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.

(e)            No audits, examinations, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing; in the last two years, no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns (or a particular type of Tax Returns) that the Company or such Subsidiary, as the case may be, is or may be subject to Tax (or subject to a particular type of Tax) in that jurisdiction, which claim is still outstanding; there are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f)            Neither the Company nor any of its Subsidiaries has deferred Taxes or claimed any Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.

(g)            In the last two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction involving the distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(h)            Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) has been a member of an affiliated group filing a consolidated, unitary or combined or other similar Tax Return (other than an affiliated group the common parent of which is the Company or any Subsidiary of the Company); or (C) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(i)            The Company is treated as a corporation for U.S. federal income Tax purposes and has been since the date of its formation; Section 3.17(i) of the Company Disclosure Letter lists the tax classification of each of the Company’s Subsidiaries for U.S. federal income Tax purposes and such Subsidiary’s jurisdiction of formation.

(j)            Neither the Company nor any of its Subsidiaries (A) are, or have been, subject to Tax in a country other than the country in which it is organized or (B) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(k)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.

(l)            Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

3.18        Employee Benefits.

(a)            Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans.

(b)            Absence of Certain Plans. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or participated in, or contributed to or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(c)            Compliance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Affordable Care Act, and the Code; (ii) each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan; (iii) no Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iv) all payments and/or contributions required to have been timely made with respect to all Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Plan and applicable Law; and (v) the Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(d)            Employee Plan Legal Proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan or, to the Knowledge of the Company, any fiduciary or service provider thereof, other than routine claims for benefits.

(e)            No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its ERISA Affiliates has committed to modify or terminate any Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Plan and (ii) no Employee Plan providing benefits to employees in the United States provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(g)            No Employee Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Employee Plan”) has material unfunded liabilities that as of the Effective Time will not be offset by insurance or have not been accrued in accordance with GAAP. Each material Foreign Employee Plan required to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects.

(h)            No Employee Plan provides for any tax “gross-up” or similar “make-whole” payments for any Taxes imposed under Sections 4999 or 409A of the Code.

(i)            None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or deliver of, or increase the value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries or (ii) result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), except as set forth in Section 3.18(f) of the Company Disclosure Letter or as provided in this Agreement.

3.19        Labor Matters. Section 3.19 of the Company Disclosure Letter sets forth the collective bargaining agreements or works council Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage by employees against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

3.20        Compliance with Laws.

(a)            The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since December 31, 2020 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21        Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in connection with its collection, storage, processing, transfer, use, or disclosure of any information that is linked, or reasonably can be linked to the identity of a particular individual, or that constitutes “personal information,” “personal data,” “personally identifiable information”, “protected health information” or similar terms as defined in applicable laws (such information, collectively, “Personal Information”) by the Company or any of its Subsidiaries, the Company and its Subsidiaries are, and for the past two years, have been in compliance with (i) applicable laws relating to privacy or data security and otherwise governing the use of Personal Information; (ii) the Company’s and each of its Subsidiaries’ public or externally-facing privacy policies; and (iii) the requirements of any material Contract to which the Company or any of its Subsidiaries is bound with respect to Personal Information (collectively, “Data Protection Requirements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable measures to protect the security of the Personal Information collected, owned, or stored on the Computer Systems, or otherwise used and processed by, or on behalf of, the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past two years, neither the Company nor any of its Subsidiaries has experienced any security breaches or unauthorized access to Personal Information owned or stored on the Computer Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, within the past two years, neither the Company nor any Subsidiary has received any written notice against the Company or any Subsidiary regarding any actual or alleged violation of any Data Protection Requirement.

3.22        Legal Proceedings; Orders.

(a)            No Legal Proceedings. As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b)            No Orders. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order that would prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23       Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24        Anti-Corruption Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director, or to the Knowledge of the Company, any employee, agent, distributor, or other representative of the Company or its Subsidiaries has, since July 31, 2019, taken any action that would cause any of the foregoing to be in material violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable anticorruption Laws. The Company and its Subsidiaries have in place internal controls sufficient to promote compliance in all material aspects with all applicable anti-corruption Laws.

3.25       Sanctions. Neither the Company nor any of its Subsidiaries, nor any director, officer or employee thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government, (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions, or (iv) 50% or more owned or controlled by any Person or Persons specified in (i), (ii), and (iii) above (together “Sanctioned Persons”). Neither the Company nor its Subsidiaries, since September 23, 2019, (A) have been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (B) are under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (C) have been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (D) have had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (E) have filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions except as disclosed in Section 3.25 of the Company Disclosure Letter. The Company and its Subsidiaries do not, directly or indirectly, (x) have any investment in, or engage in any dealing or transaction with, any person in violation of any applicable Sanctions or (y) engage in any activity that could reasonably be expected to cause the Company to become subject to Sanctions. The Company has implemented and maintains in effect and enforces policies and procedures reasonably designed to promote that the Company and its Subsidiaries have been, are, and will continue to be in compliance in all material respects with all applicable Sanctions.

3.26       Compliance with Export/Import Laws. The Company and its Subsidiaries are and since September 23, 2019, have been, in compliance in all material respects with all applicable Laws, regulations, orders and authorizations issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations, the U.S. Arms Export Control Act, the International Traffic in Arms Regulations, the Regulations of the Bureau of Alcohol, Tobacco, and Firearms, the Homeland Security Act of 2002, and the U.S. Customs Regulations (collectively, “Export/Import Laws”). To the Company’s Knowledge, the Company and its Subsidiaries, since September 23, 2019 (i) have not been found in, notified of, charged with, or convicted of, any violation of Export/Import Laws, (ii) are not under investigation by any Governmental Authority for possible violation of any Export/Import Law, (iii) have not been assessed civil penalties under any Export/Import Laws and (iv) have not filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Export/Import Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and its Subsidiaries have been, are, and will continue to be in compliance in all material respects with all applicable Export/Import Laws.

3.27       Brokers. Except for Goldman Sachs & Co. LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.28       Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.29        No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1          Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2          Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3          Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4          Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable Foreign Regulatory Laws and obtaining approval with respect thereto; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5          No Foreign Person. Neither Parent nor Merger Sub is a foreign person within the meaning of title 31 of the Code of Federal Regulations part 800 section 800.224. The transactions contemplated by this Agreement will not (i) constitute an investment, direct or indirect, by a “foreign person,” as defined at 31 C.F.R. § 800.224, that affords the foreign person any access, rights, or involvement in the Company, as described at 31 C.F.R. § 800.211(b), (ii) result in any “foreign person,” as defined at 31 C.F.R. § 800.224, gaining control, as defined at 31 C.F.R. § 800.208, of the Company, or (iii) otherwise constitute a “covered transaction,” as defined at 31 C.F.R. § 800.213.

4.6          Legal Proceedings; Orders.

(a)            No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.7          Ownership of Company Common Stock. None of Parent, Merger Sub or Guarantor or any of their respective directors or officers (a) owns any shares of Company Common Stock or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case, during the three years prior to the date of this Agreement.

4.8          Brokers. There is no financial advisor, investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.9          Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.10        No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.11       Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantor in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Guarantor under the Guarantee.

4.12       Financing.

(a)            Equity Commitment Letters. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof in order to cause the Guarantor to fund the Equity Financing in accordance with Section 9.8(b)(ii).

(b)            No Amendments. (i) The Equity Commitment Letter has not been amended or modified; (ii) no terms thereunder have been waived; (iii) no such amendment, modification or waiver is contemplated; and (iv) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, replaced or rescinded in any respect and no such withdrawal, termination, replacement or rescission is contemplated. There are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Equity Financing, other than as expressly set forth in the Equity Commitment Letter delivered to the Company prior to the date hereof.

(c)            Sufficiency of Financing. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.7(a) and compliance by the Company with each of its covenants set forth in Section 5.2(c) and Section 5.2(f) in all material respects, the aggregate proceeds of the Equity Financing will be sufficient to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) to be paid at the Closing by the Company, Parent or Merger Sub; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Equity Financing.

(d)            Validity. The Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect with respect to, and constitutes the legal, valid and binding obligations of, Parent and the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing. Each of Parent and Merger Sub has no reason to believe that (i) it or any other party to the Equity Commitment Letter will be unable to satisfy on a timely basis any of the conditions precedent to the Equity Financing set forth in the Equity Commitment Letter required to be satisfied by them or (ii) Guarantor will be unable to satisfy its commitment to fund the full proceeds of the Equity Financing. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Parent or any of the other parties thereto pursuant to the Equity Commitment Letter, (B) result in the failure of any condition to the Equity Financing required to be satisfied by them; or (C) otherwise result in any portion of the Equity Financing to be unavailable or materially delayed. Assuming the satisfaction of the conditions set forth in Article VII, as of the date of this Agreement, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition of the Equity Financing required to be satisfied by them or (ii) the Equity Financing completed by the Equity Commitment Letter will not be available to Parent and/or Merger Sub on the Closing Date.

(e)            No Exclusive Arrangements. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

4.13        Stockholder and Management Arrangements. As of the date of this Agreement, none of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than the Persons executing the Voting Agreement with respect to the transactions contemplated thereby), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any holder of Company Common Stock (other than the Persons executing the Voting Agreement) has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.14        Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), in each case assuming the accuracy of the representations and warranties of the Company in Section 3.7, compliance by the Company with Sections 5.2(c), 5.2(f), 5.2(n), 5.2(o) and 5.2(q) and assuming that the Equity Financing is funded in accordance with the Equity Commitment Letter (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (a) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (b) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

4.15        Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.16        Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.17        No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1           Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within (x) five (5) Business Days after a written request by the Company for such consent or (y) one (1) Business Day after a written request by the Company for such consent that states that such request is being made in response to an emergency or exigent circumstance), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business and (ii) preserve intact in all material respects its significant commercial relationships with third parties; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2; provided, further, that, in each case, the Company and its Subsidiaries may make any necessary or advisable changes in their respective business practices in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures.

5.2          Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, (d)  as necessary or advisable in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within (x) five (5) Business Days after a written request by the Company for such consent or (y) one (1) Business Day after a written request by the Company for such consent that states that such request is being made in response to an emergency or exigent circumstance), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a)            amend the Organizational Documents of the Company or amend in any material respect the Organizational Documents of any Subsidiaries of the Company;

(b)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)            issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except (i) in accordance with the terms of any employment agreements or arrangements or (ii) any award agreements under the Company Stock Plans or otherwise with respect to, and upon the vesting, exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each of the cases in clauses (i) and (ii), in effect on the date of this Agreement or granted after the date hereof in compliance with this Agreement or as contemplated by Section 6.11;

(d)            except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting and settlement of Company RSUs or Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e)            (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest (other than to the extent required by the Company Credit Agreement in respect of any shares of capital stock issued after the date hereof in accordance with the terms of this Agreement; provided, that such encumbrances or pledges would not prevent, delay or impede the ability of such interests to be cancelled at the Effective Time);

(f)            (i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) revolving borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof or under facilities that replace, renew, extend, refinance or refund such existing credit facilities (including indebtedness incurred to repay or refinance related fees and expenses), it being understood that Parent will be entitled to consent to any such new facility in accordance with Section 5.2(l) if such existing facility to which it relates constitutes a Material Contract hereunder, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (C) performance bonds and surety bonds entered into in the ordinary course of business and (D) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(g)            (i)  enter into, adopt, amend or modify in any material respect (including accelerating the vesting or payment), or terminate any Employee Plan or make or grant any award under any Employee Plan (including any equity, bonus, or incentive compensation); (ii) materially increase the compensation of any director, officer or employee or other individual independent contractor of the Company; or (iii) hire or terminate (other than for “cause”) any employee or other individual independent contractor, except, in the case of each of clauses (i), (ii) and (iii), (A) in the ordinary course of business with respect to Persons eligible to earn an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or less; (B) to the extent required by applicable Law or pursuant to any Employee Plan in effect on the date of this Agreement as set forth on Section 3.18(a) of the Company Disclosure Letter; (C) in conjunction with annual renewal or plan design changes for the Employee Plans (other than severance or separation plans, bonus or other incentive plans or equity or equity-based awards, plans and agreements) that are made in the ordinary course of business and do not materially increase the cost to the Company and its Subsidiaries; or (D) any bonus payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of this Agreement and set forth on Section 3.18(a) of the Company Disclosure Letter and, in each case, as further modified by Section 5.2(g) of the Company Disclosure Letter;

(h)           settle, release, waive, or compromise any pending or threatened Legal Proceeding for an amount equal to or in excess of $1 million individually or $10 million in the aggregate other than (A) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (B) settlements of any Legal Proceedings for an amount not materially in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company;

(i)             materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(j)             change any material Tax election, or settle any material Tax claim or assessment; consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; file an amended Tax Return that could reasonably be expected to materially increase the Taxes payable by the Company or its Subsidiaries unless required by Law; or enter into a closing agreement with any Governmental Authority regarding any material Tax;

(k)            incur or commit to incur any capital expenditures other than (i) (x) during fiscal year 2022, amounts not in excess of 120% of the capital expenditure budget for fiscal year 2022, in accordance with the capital expenditure budget for fiscal years 2022 and 2023 set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”) and (y) during fiscal year 2023, amounts not in excess of 130% of the Capex Budget for fiscal year 2023; or (ii) pursuant to obligations imposed by any Contract in effect as of the date of this Agreement;

(l)             enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided, that any Material Contract (x) described by the definition set forth in Section 1.1(eee)(iii) shall be exclusively governed by Section 5.2(m) and (y) described by the definition set forth in Section 1.1(eee)(vi) shall be exclusively governed by Section 5.2(f);

(m)           acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any Person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company, (ii) acquisitions of products and services in the ordinary course of business or (iii) that do not exceed $15 million in the aggregate;

(n)           sell, assign, transfer, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, other than such sales, assignments, transfers or other dispositions that (i) are sales of products and services or dispositions of assets in the ordinary course of business or (ii) do not have a purchase price that exceeds $2.5 million individually or $5 million in the aggregate;

(o)           sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber or otherwise dispose of any material Company Intellectual Property, other than (i) the grant of non-exclusive licenses, (ii) in the ordinary course of business or in a manner not inconsistent in any material respect with past practices, (iii)  the expiration of Registered Intellectual Property at the end of their statutory term, or (iv) pledges or encumbrances under the Company Credit Agreement as in effect on the date hereof or any Permitted Lien;

(p)           engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q)           make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company; and (iv) in amounts less than $250,000 in the aggregate outstanding at any given time; provided that, for the avoidance of doubt, nothing in this Section 5.2(q) shall restrict any acquisitions that are not prohibited by Section 5.2(m);

(r)            effectuate or announce any closing, mass employee layoff, furlough or other event affecting in whole or in part any site of employment, facility or operating unit that would result in material liability to the Company or its Subsidiaries under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law;

(s)            except as required by applicable Law, enter into, amend in any material respect, or terminate any collective bargaining agreement or other labor agreement with a labor union, works council, or similar labor organization; or

(t)            agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3          No Solicitation.

(a)            No Solicitation or Negotiation. Subject to the final sentence of this Section 5.3(a), and subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal in order to clarify the terms of the Acquisition Proposal in connection with determining whether the Acquisition Proposal constitutes a Superior Proposal; (D) approve, endorse or recommend an Acquisition Proposal; or (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), promptly (and in any event within two Business Days) following the execution of this Agreement the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent and its Affiliates) with whom a confidentiality agreement was entered into at any time within the six-month period immediately preceding the date hereof with respect to an Acquisition Proposal, and shall immediately cease and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately (x) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (y) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b)            Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, that subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 48 hours) following the time it is provided to such Person.

(c)            Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i)             the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(A)            the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change; and

(B)            prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, has been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Equity Commitment Letter in such a manner that would obviate the need to effect a Company Board Recommendation Change; or

(ii)            if the Company has received an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (x) and (y) unless:

(A)            the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law;

(B)            (i) the Company has provided prior written notice to Parent three Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(B), the “Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (x) or (y) of Section 5.3(c)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Equity Commitment Letter in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(B) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be two Business Days.

(d)            No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), the Company Board shall not:

(i)             (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) if an Acquisition Proposal structured as a tender or exchange offer is commenced, fail to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (E) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (D) above, fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); provided that if Parent requests in writing such reaffirmation at least seven Business Days prior to the Company Stockholder Meeting, by the date that is at least three Business Days prior to the Company Stockholder Meeting (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (3) the delivery by the Company of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change; or

(ii)            cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)            Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any Acquisition Proposal or any bona fide offers or proposals that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such bona fide offers or proposals; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or bona fide offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or bona fide offers or proposals (including any amendments thereto) and the status of any related discussions or negotiations.

(f)             Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or an Acquisition Proposal and no such communication by the Company or the Company Board permitted by this Section 5.3(f) shall be deemed to be a Company Board Recommendation Change.

5.4          No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Article VI
ADDITIONAL COVENANTS

6.1          Required Action and Forbearance; Efforts.

(a)            Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.3(c)), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b)            No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c)            Limitations. Section 6.1(a) shall not apply to filings under the HSR Act and Foreign Regulatory Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2           Antitrust and Regulatory Matters.

(a)            Filing Under the HSR Act and Foreign Regulatory Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, file, (i)  with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within five Business Days following the date of this Agreement; and (ii) such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification with any Governmental Authority as are required by other applicable Foreign Regulatory Laws set forth in Section 7.1(b)(ii) of the Company Disclosure Letter (the “Foreign Regulatory Consents”) in connection with the Merger within ten Business Days following the date of this Agreement provided the Company shall (and shall cause its Affiliates to, if applicable) cooperate and supply the Parent with all information that may be required in order to make such filings promptly. Each of Parent and the Company shall, in relation to filings under the HSR Act and Foreign Regulatory Laws (including Foreign Regulatory Consents), (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and use reasonable best efforts to (D)  take (and cause their Affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and obtain any Foreign Regulatory Consents applicable to this Agreement or the Merger; and (2)  obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to the HSR Act and Foreign Regulatory Laws (including the Foreign Regulatory Consents) applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least three Business Days prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any Foreign Regulatory Laws applicable to the Merger, then such Party shall make (or, cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend, or request the extension of, any waiting period or decision period, or enter into any agreement or understanding with any Governmental Authority to delay or otherwise not to consummate the Merger or the Transactions without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and relating to Foreign Regulatory Consents.

(b)            Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or relating to Foreign Regulatory Consents applicable to the Merger, and to avoid or eliminate each and every impediment under the HSR Act and relating to Foreign Regulatory Consents applicable to the Merger as promptly as practicable and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and relating to Foreign Regulatory Consents including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, the Company and their respective Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, the Company and their respective Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, the Company and their respective Subsidiaries, and (iv) any other restrictions on the activities of Parent, the Company and their respective Subsidiaries, in each case, so as to allow the consummation of the Merger as soon as practicable, and in any event, at least three Business Days prior to the Termination Date; provided, however, that nothing in this Agreement shall require Parent, Merger Sub, and their respective Affiliates, and the Company shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub), or (y) that, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect to the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that would restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, and in the event that this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(c), Parent shall reimburse the Company for the costs and expenses of all such actions, up to an aggregate amount of $5 million. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is not conditioned on the Closing.

(c)            Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall and shall cause their respective Affiliates, subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would or may reasonably cause such information to cease to benefit from legal privilege.

(d)            (i) From the date of this Agreement until the earlier of (a) the valid termination of this Agreement in accordance with its terms and (b) the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of the consents (or expiration of applicable waiting periods) of the Governmental Authorities set forth on Section 7.1(b)(ii)(2) of the Company Disclosure Letter, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and Affiliates not to, enter into a definitive agreement with respect to, otherwise agree to acquire or acquire a Specified Acquisition, and (ii) from the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of the consents (or expiration of applicable waiting periods) of the Governmental Authorities set forth on Section 7.1(b)(ii)(2) of the Company Disclosure Letter until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, Parent and Merger Sub shall not, and shall cause their Subsidiaries and Affiliates not to, consummate any Specified Acquisition. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their respective Subsidiaries and Affiliates not to) take or agree to take any action that would reasonably be likely to prevent or materially delay the Closing. For the avoidance of doubt, no action by the Company taken in compliance with Section 6.6 will be considered a violation of this Section 6.2(d).

(e)            Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person, other than the Guarantor and its Affiliates, to acquire any equity interests (or rights to any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to such equity interests would reasonably be expected to (a) delay in any material respect the obtaining of, or increase in any material respect the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) increase in any material respect the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the Transactions, or (c) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

6.3          Proxy Statement and Other Required SEC Filings.

(a)            Proxy Statement. As promptly as reasonably practicable, and in no event later than September 2, 2022, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided that the Company shall not be in breach of this Section 6.3(a) as a result of any delay in filing the Proxy Statement caused by Parent and Merger Sub’s failure to comply with their obligations pursuant to Section 6.3(c) in any material respect. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b)            Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c)            Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d)            Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e)            Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(f)            Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

6.4          Company Stockholder Meeting.

(a)            Call of Company Stockholder Meeting. Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval, and the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof to enable such record date to be set for the Company Stockholder Meeting; provided however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the thirtieth day following the mailing of the Proxy Statement. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)            Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; provided, that, in the case of the foregoing clauses (i) or (ii), such postponement or adjournment shall not be for more than fifteen Business Days without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change); provided, that, in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than five Business Days.

6.5          Equity Financing.

(a)            No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce (or have the effect of reducing) the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing; (iii) have the effect of preventing, materially impeding, materially delaying or otherwise materially adversely affecting the Closing; or (iv) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter, as amended or modified in compliance with this Section 6.5; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b)            Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent in the Equity Commitment Letter; (iii) if all of the conditions precedent to the funding of the Equity Financing are satisfied, consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (v) enforce its rights pursuant to the Equity Commitment Letter.

6.6          Financing Cooperation.

(a)            Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, advisors, representatives and other agents to use their reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation as is reasonably requested by Parent to arrange, syndicate and obtain debt financing (if any) to be obtained by Parent and/or Merger Sub or their respective Affiliates in connection with the Transactions (the “Debt Financing”), including using reasonable best efforts in:

(i)             causing management of the Company to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies to the extent customary for the Debt Financing at times and locations to be mutually agreed;

(ii)            assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies to the extent required in connection with the Debt Financing, including providing reasonable and customary assistance to Parent with the preparation of customary rating agency presentations and bank information memoranda required in connection with the Debt Financing;

(iii)            assisting Parent in connection with the preparation and subject to Section 6.6(b), execution of any pledge and security documents and other definitive financing documents (including, to the extent regarding the Company or its Subsidiaries, the schedules thereto and the execution (but not the preparation) of a customary solvency certificate (for the avoidance of doubt, subject to the limitation of liability and other provisions in Section 6.6(b), and it being understood that such solvency certificate shall be executed by the chief financial officer or other officer with responsibility for financial affairs of the Company solely if such individual will serve the Surviving Corporation in such role immediately after the Effective Time)) as may be reasonably requested by Parent, it being understood that such documents will not take effect until the Effective Time and reasonably facilitating the pledging of collateral of the Company and its Subsidiaries effective no earlier than the Effective Time, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) required to be delivered reasonably promptly following the Effective Time;

(iv)           furnishing Parent with (A)  to the extent customarily provided for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (B) (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended December 31, 2019, 2020 and 2021 and, if such fiscal year ends at least 90 days prior to the Closing Date, 2022 and (2) in respect of any subsequent fiscal quarter ending after January 1, 2022 and at least 45 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements), it being understood that Parent shall (and, for the avoidance of doubt, the Company shall not) be responsible for the preparation of any pro forma financial statements and marketing materials for the Debt Financing;

(v)            assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that no such corporate or other action will take effect prior to the Closing and the directors of the Company will not approve the Debt Financing prior to the Closing Date; and

(vi)            at least four Business Days prior to the Closing Date, furnishing Parent with all customary documentation and other information with respect to the Company required by U.S. regulatory authorities pursuant to applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230, to the extent required in connection with the Debt Financing and requested at least nine Business Days prior to the Closing Date.

(b)           Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing (other than the execution of customary authorization letters, representation letters and ratings agency engagement letters in connection with the obligations set forth above; provided, that in no event shall the Company or its Subsidiaries be required to assume any expense or incur any other liability in connection with the execution of such documents); (iii) give any indemnities that are effective prior to the Effective Time; or (iv) take any action that would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing, in each case prior to the Closing. Nothing in this Section 6.6 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by any officer or board members of the Surviving Corporation immediately after the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements set forth in this Section 6.6 relating to the Debt Financing unless the Debt Financing (if any) has not been obtained primarily as a result of a deliberate action or omission taken or omitted to be taken by the Company in material and willful breach of its obligations under this Section 6.6 (excluding, for purposes of this sentence, Section 6.6(c)), which breach has not been cured on or prior to the tenth Business Day after Parent has provided written notice specifically identifying such breach to the Company.

(c)            Company Indebtedness

(i)             At least two Business Days prior to the Effective Time, the Company shall deliver to Parent draft payoff letters (collectively, the “Payoff Letters”) in customary form from the lenders (or their applicable representative) with respect to the Company Credit Agreement, stating the amounts required to pay in full thereunder and to effect the release of any related liens or other security interests (subject to the payment thereof at the Effective Time) and at or prior to the Effective Time the Company shall deliver executed copies of the Payoff Letters.

(ii)            At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness and upon the receipt thereof, concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.

(d)            Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e)            Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing and to any investors in connection with the Equity Financing (and, in each case, to their respective counsel, auditors and other representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as “” as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f)            Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6 (it being understood that the reimbursement set forth in this clause (f) shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).

(g)            Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company, its Subsidiaries or their respective Representatives.

(h)            No Exclusive Arrangements. In no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7          Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement (as applicable) and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8          Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, subject to restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, (i) to the properties, books and records and personnel of the Company solely for the purpose of consummating the Transactions and (ii) to discussions with the personnel of the Company, solely to the extent reasonably necessary for the purpose of planning for integration and transition, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company or other Person designated by the Company.

6.9          Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10        Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)            Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)            Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c)            D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 400% of the amount paid by the Company for coverage for its last full fiscal year (such 400% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(d)            Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e)            No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f)            Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11        Employee Matters.

(a)            Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)            Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing herein shall limit the Surviving Corporation’s ability to terminate or amend such Employee Plans in accordance with their terms.

(c)            Employment; Benefits. For a period of twelve (12) months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) base salary or wage rate and short-term cash incentive opportunities that are no less favorable in the aggregate to those in effect for such Continuing Employee immediately before the Effective Time; and (ii) employee benefits (excluding, in each case and for the avoidance of doubt, nonqualified deferred compensation, severance, retention, change in control compensation or equity or equity-based plans or arrangements) that are substantially similar in the aggregate to those in effect for (or available to) such Continuing Employee under the Employee Plans as of immediately prior to the Effective Time. During the Continuation Period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits or compensation to eligible employees as set forth in Section 6.11(c) of the Company Disclosure Letter.

(d)            New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance determinations), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Parent will or will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its Affiliates from time to time (but in no event subject to forfeiture).

(e)            Company Incentive Plans. With respect to each of the Company’s annual cash incentive plans as set forth in Section 6.11(e) of the Company Disclosure Letter (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through the end of such fiscal year, at the same time or times that Parent, the Surviving Corporation or their applicable Subsidiary pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the greater of (i) the target Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year, and (ii) the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Transactions).

(f)            Collective Bargaining Agreements. Notwithstanding anything in this Section 6.11 to the contrary, the terms and conditions of employment for any employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization shall be governed by such applicable agreement.

(g)            No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12        Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13        Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to such Party’s employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13; provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger.

6.14        Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority.

6.15        Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16       Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17        Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18       Certain Arrangements. Without the prior consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall, prior to the Effective Time, have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

6.19        Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.19 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.19 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.20       Tax Ruling. The Israeli legal counsel or accountants of the Company, in coordination with the Israeli legal counsel of Parent, shall use commercially reasonable efforts to approach the ITA with an application for (A) a ruling (the “Options Tax Ruling”) in relation to the tax treatment of Section 102 Securities and Section 3(i) Securities within the scope of this Agreement to confirm, among other items, that (i) Parent and anyone acting on its behalf (including the Payment Agent) shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Section 102 Securities and Section 3(i) Securities where such consideration is transferred to the Section 102 Trustee to be held and distributed by the 102 Trustee pursuant to the terms of the Options Tax Ruling; and (ii) the purchase of Section 102 Shares and the payment in respect of certain Section 102 Securities hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102) so long as the cash payable is deposited with the Section 102 Trustee at least until the end of the respective holding period, and include additional terms as are customary to include in such rulings; and (B) if the Options Tax Ruling is not granted prior to the Closing, an interim tax ruling confirming among other things that Parent and anyone acting on its behalf (including the Payment Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Section 102 Securities and Section 3(i) Securities to the Section 102 Trustee where such consideration is transferred to the Section 102 Trustee, to be held and distributed by the Section 102 Trustee, pursuant to the terms of the Options Tax Ruling (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). Each of Parent and the Company shall, and shall cause its respective legal counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Interim Options Tax Ruling and the Options Tax Ruling; provided that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed. The language of the Options Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Parent or its Israeli counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Should Parent’s counsel not attend any meeting with the ITA, the counsel of Company shall provide Parent and/or its counsel with an update of such meeting or discussion reasonably promptly following such meeting or discussion. The Company’s failure to comply with this Section 6.20 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Mergers have been satisfied.

Article VII
CONDITIONS TO THE MERGER

7.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)            Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)            Antitrust Laws and Foreign Regulatory Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated, (ii) the approvals, clearances or expirations of waiting periods under the Foreign Regulatory Laws set forth in Section 7.1(b)(ii) of the Company Disclosure Letter will have occurred or been obtained (as applicable), and (iii) the approvals, clearances or expirations of waiting periods under the Foreign Regulatory Laws set forth in Section 7.1(b)(iii) of the Company Disclosure Letter will have occurred or been obtained, to the extent that such Foreign Regulatory Laws have become effective between the date of the Agreement and the Effective Time.

(c)            No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

7.2          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)            Representations and Warranties. (i) the representation and warranty of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) and Section 3.7(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $13,500,000, (iii) the representations and warranties of the Company set forth in Section 3.1 (but only the first sentence thereof), Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.7(d) and Section 3.27 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall not be in material breach of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)            Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)            Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement.

7.3            Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall not be in material breach of the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)            Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1          Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)            by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.2;

(c)            by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on March 2, 2023 (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under the Antitrust Laws or the Foreign Regulatory Laws) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on August 2, 2023, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date; provided, further, that if Parent has entered into an agreement with respect to a Specified Acquisition and as of August 2, 2023, any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under the Antitrust Laws or the Foreign Regulatory Laws) or Section 7.1(b) shall not have been satisfied or waived, then solely with respect to Parent’s right to terminate this Agreement pursuant to this Section 8.1(c), the Termination Date shall be further automatically extended to February 2, 2024 and such date, as so extended, shall be the Termination Date with respect to Parent;

(d)            by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)            by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f)            by Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent fails to terminate this Agreement pursuant to this Section 8.1(f) prior to 11:59 p.m., Eastern Time, on the date which is ten Business Days after Parent is notified in writing that the Company Board has effected a Company Board Recommendation Change;

(g)            by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);

(h)            by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company (x) has not materially breached Section 5.3 with respect to such Superior Proposal and (y) pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination; or

(i)             by the Company, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is three Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, and (iii) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing.

8.2          Manner and Notice of Termination; Effect of Termination.

(a)            Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)           Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(f), no termination of this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3          Fees and Expenses.

(a)            General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)            Company Payments.

(i)            If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (provided that, at the Termination Date, all of the conditions set forth in Article VII, other than the condition set forth in Section 7.1(a), have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing)), (y) Section 8.1(d) or (z) Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced or the Company shall have publicly disclosed an Acquisition Proposal, which Acquisition Proposal has not been withdrawn or otherwise abandoned prior to such termination; and (C) within twelve months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days) after such consummation pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)            If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)            If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)            Expense Amount. If this Agreement is validly terminated and the Company Termination Fee is payable by the Company to Parent in accordance with the terms hereof, then in addition to the Company Termination Fee, the Company shall also pay, or cause to be paid to Parent, an amount (the “Expense Amount”) equal to the sum of all documented and reasonable out-of-pocket expenses paid or payable by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, which Expense Amount shall not exceed $1,500,000, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within five Business Days after the date of such termination.

(d)            Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee and the Expense Amount on more than one occasion, whether or not the Company Termination Fee and the Expense Amount may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)            Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Company Termination Fee and the Expense Amount are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such amounts are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or (c) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof, the Company shall pay to Parent Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”), which Enforcement Expenses shall not exceed $5,000,000.

(f)            Sole Remedy.

(i)             Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or the Guarantor or any of their respective Affiliates for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $188,500,000 plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will the Company be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Guarantor; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent, Merger Sub or the Guarantor), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (collectively, the “Parent Related Parties”), and upon payment of the full amount of the Parent Liability Limitation, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Guarantee) or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and Section 8.3(a)). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of monetary damages up to the Parent Liability Limitation, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of monetary damages in accordance with this Section 8.2(b). The Parent Related Parties are intended third party beneficiaries of this Section 8.3(f)(i). In no event shall the Parent Related Parties have liability for monetary damages (including monetary damages in lieu of specific performance and damages for fraud and Willful and Material Breach pursuant to Section 8.2(b)) in the aggregate in excess of the Parent Liability Limit (in each case, less any portion thereof that has been paid), and the amount of the Parent Liability Limit shall be the maximum aggregate liability of the Parent Related Parties hereunder.

(ii)            Parent’s receipt of the Company Termination Fee and the Expense Amount, in each case to the extent owed pursuant to Section 8.3, or Parent’s right to specific performance pursuant to Section 9.8, as applicable, will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a), as applicable). The Company Related Parties are intended third party beneficiaries of this Section 8.3(f)(ii). In no event shall the Company Related Parties have liability for monetary damages (including monetary damages in lieu of specific performance and damages for fraud and Willful and Material Breach pursuant to Section 8.2(b)) in the aggregate in excess of the amount of the Company Termination Fee plus the Expense Amount (in each case, less any portion thereof that has been paid), and the amount of the Company Termination Fee plus the Expense Amount shall be the maximum aggregate liability of the Company Related Parties hereunder.

8.4           Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5           Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Article IX
GENERAL PROVISIONS

9.1           Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2          Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)            if to Parent or Merger Sub to:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attn:	Seth Boro
Kenneth J. Virnig, II

Email:	sboro@thomabravo.com
cvirnig@thomabravo.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attn:	Joshua M. Zachariah
David E. Johanson
Joseph C. Theis, Jr.

Email:	jzachariah@goodwinlaw.com
djohanson@goodwinlaw.com
jtheis@goodwinlaw.com

(b)            if to the Company (prior to the Effective Time) to:

Ping Identity Holding Corp.
1001 17th Street, Suite 100
Denver, CO 80202

Attn:	Andre Durand
Raj Dani
Shalini Sharma

Email:	adurand@pingidentity.com
rajdani@pingidentity.com
ssharma@pingidentity.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea N. Darnell

Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3            Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, no assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4          Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that an Affiliate of Parent and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms; provided, that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the Transactions to become a Representative (as defined in the Confidentiality Agreement) of Parent thereunder. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5          Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6          Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs or Company PSUs to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case after the Effective Time, (c) as set forth in or contemplated by Section 8.3(f) and (d) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, or if the Guarantor wrongfully terminates or willfully breaches the Guarantee, then, following the termination of this Agreement, the Company may, subject to Section 8.3(f), seek damages and other relief (including equitable relief) on behalf of the holders of Company Common Stock, Company Options, Company RSUs and Company PSUs.

9.7          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8          Remedies.

(a)            Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(f)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)            Specific Performance.

(i)             The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement or the Equity Commitment Letter to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement or to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii)            It is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent and Merger Sub to enforce, including against anticipatory breach, the obligations of the Guarantor to fund the Equity Financing pursuant to the Equity Commitment Letter if (1) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); and (2) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3.

9.9          Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10        Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12        No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13        Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent.

9.14        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PROJECT POLARIS HOLDINGS, LP

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT POLARIS MERGER SUB, INC.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PING IDENTITY HOLDING CORP.

By:	/s/ Andre Durand
Name: Andre Durand
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of August 2, 2022, by and among Project Polaris Holdings, LP, a Delaware limited partnership (“Parent”), and the stockholders of Ping Identity Holding Corp., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Project Polaris Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.              Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the time that the Requisite Stockholder Approval has been obtained, (b) the Effective Time or (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other voluntary transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2.              Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder or (ii) any beneficial owner of Stockholder, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.

3.              Agreement to Vote the Covered Shares.

3.1              Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)               in favor of the adoption of the Merger Agreement;

(b)              in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held; and

(c)              against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date and (ii) any Acquisition Proposal.

3.2              Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3              Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

4.              Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5.              Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6.              Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1              Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.2              Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

6.3              No Conflict; Consents.

(a)              The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder or (ii) result in any breach of or constitute a default any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject, other than those created by this Agreement or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(b)              No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4              Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7.              Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

7.1              Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

7.2              No Conflict; Consents.

(a)              The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, or (ii) result in any breach of or constitute a default any Contract or obligation to which Parent is a party or by which the Stockholder is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)              No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3              Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

8.               Miscellaneous.

8.1              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

8.2              Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.3              Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

8.4              Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

8.5              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 8.5):

(i)               if to the Stockholders, to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

Attention:	Susie Choi
Christina Lema

Email:	schoi@vistaequitypartners.com
clema@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell

Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

(ii)              if to Parent, to:

Project Polaris Holdings, LP

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention:	Seth Boro
Kenneth J. Virnig, II

Email:	sboro@thomabravo.com
cvirnig@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:	Joshua M. Zachariah
David Johanson
Joseph C. Theis, Jr.

Email:	jzachariah@goodwinlaw.com
djohanson@goodwinlaw.com
jtheis@goodwinlaw.com

(iii)             if to Company, to:

Ping Identity Holding Corp.
1001 17th Street, Suite 100
Denver, Colorado 80202

Attention:	Andre Durand
Raj Dani
Shalini Sharma

Email:	adurand@pingidentity.com
rajdani@pingidentity.com
ssharma@pingidentity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell

Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

8.6              Enforcement; Exclusive Jurisdiction.

(a)              The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 8.6(a) shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.

(b)              In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 8.5.

8.7              Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8              Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions.

8.9              Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.10            Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.11            Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

8.12            Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.13            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.14            Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.15            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party hereto need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

8.16            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

8.17            Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

8.18            Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier of (a) the Expiration Time, (b) a Company Board Recommendation Change in accordance with Section 5.3(c)(i) of the Merger Agreement or (c) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Section 8 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROJECT POLARIS HOLDINGS, LP

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VISTA EQUITY PARTNERS FUND VI, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI FAF, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PING IDENTITY HOLDING CORP.

By:	/s/ Andre Durand
	Name:	Andre Durand
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Company Stock
Vista Equity Partners Fund VI, L.P.	5,157,145.00
Vista Equity Partners Fund VI-A, L.P.	3,115,448.00
VEPF VI FAF, L.P	62,757.00

Exhibit 99.2

The following communication was shared with Ping Identity Holding Corp. employees:

Subject: Important News About Ping Identity

Hi Team

I’m excited to announce that Ping Identity has entered into a definitive agreement to be acquired by Thoma Bravo. You can read the full public announcement online on our newsroom.

For those of you who are not familiar with Thoma Bravo, they are a leading private investment firm focused on software with a particular focus on identity and security. They’re known for investing in high-growth, cloud software security businesses and they focus on backing the leaders in each respective category. The key to their success – and that of their portfolio companies – has been supporting companies as they scale sales and marketing, drive innovation and open new markets.

The board and I thought long and hard about this transaction, and believe it is a significant win for all parties -- shareholders, employees, customers and partners. The support of a smart, aggressive and well-resourced firm like Thoma Bravo will allow us to accelerate our vision and capitalize on the many significant opportunities that will come our way as we grow into this $50 billion Enterprise Identity market.

In getting to know the Thoma Bravo team, it’s clear they really understand our market, appreciate our leadership and want to get behind our vision of a unified cloud platform leading in the customer use-case. Through this shared vision, I‘m confident this transaction will enable us to drive growth faster and accelerate our long-term plan.

Today is just the first step as we progress towards transaction close, which is expected to occur in the fourth quarter of 2022. In the interim, it’s important that we all stay focused on delivering value for our customers.

For our customer- and partner-facing teams, we will be reaching out directly to provide a set of materials for use in response to inbound inquiries. In the event you receive questions from a member of the media, as always, please forward those inquiries to Megan Johnson at press@pingidentity.com.

Please join us at a special sync at 9:00 am MT today to discuss the transaction and our Q2 results. Details on how to join the sync will be sent separately. I look forward to seeing you there.

-	Andre

Forward-Looking Statements

This communication contains and the Ping Identity Holding Corp.’s (the “Company”) other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed merger (the “Merger”), including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement with Project Polaris Holdings, LP (“Parent”) and Project Polaris Merger Sub, Inc. (the “Merger Agreement”), including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and reductions in IT and identity spending; (xv) uncertainty as to timing of completion of the proposed Merger; and (xvi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.pingidentity.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at investor@pingidentity.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2022 annual proxy statement filed with the SEC on March 21, 2022, and in the related amendment filed on April 20, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.